Exhibit 12

                           CARPENTER TECHNOLOGY CORPORATION
           COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES -- unaudited
                              Five Years Ended June 30 and
                          Six Months Ended December 31, 1997
                                 (dollars in thousands)

                            Six
                           Months
                           Ended                Year Ended June 30
                                   --------------------------------------------
                          12/31/97   1997     1996     1995     1994     1993
                          --------   ----     ----     ----     ----     ----
Fixed charges

 Interest costs (a)       $ 15,143 $ 22,330 $ 19,275 $ 17,797 $ 19,651 $ 21,759

 Interest component of
  non-capitalized lease
  rental expense (b)         1,259    2,419    2,074    2,452    2,522    2,532
                          -------- -------- -------- -------- -------- --------
   Total fixed charges    $ 16,402 $ 24,749 $ 21,349 $ 20,249 $ 22,173 $ 24,291
                          ======== ======== ======== ======== ======== ========
Earnings as defined:

 Income before income
  taxes, extraordinary
  charge and cumulative
  effect of changes in
  accounting principles   $ 59,182 $ 97,871 $ 95,170 $ 74,571 $ 62,728 $ 42,799

 Add: Loss in less-than-
  fifty-percent-owned
  persons                      456    1,188    7,025    3,000      910        -

Less: Gain on sale of
  partial interest in
  less-than-fifty-
  percent-owned persons          -        -   (2,650)       -        -        -

 Fixed charges less
  interest capitalized      15,272   22,349   21,009   16,994   18,043   23,126

 Amortization of
  capitalized interest         964    1,879    2,074    1,952    1,788    1,725
                          -------- -------- -------- -------- -------- --------
   Earnings as defined    $ 75,874 $123,287 $122,628 $ 96,517 $ 83,469 $ 67,650
                          ======== ======== ======== ======== ======== ========
Ratio of earnings
 to fixed charges             4.6x     5.0x     5.7x     4.8x     3.8x     2.8x
                          ======== ======== ======== ======== ======== ========

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.
(b) One-third of rental expense which approximates the interest component of non-capitalized leases.

                                      E-2
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